CONDENSED CONSOLIDATED BALANCE SHEETS:
	(unaudited)
	"At June 30,"	"At December 31,"
ASSETS	2001	2000

Cash and cash equivalents	" 6,285,007 "	" 3,833,693 "
Investment securities	" 39,841,909 "	" 46,189,761 "
"Loans receivable, net (1)"	" 100,225,954 "	" 94,057,104 "
"Buildings & equipment, net"	" 2,176,184 "	" 2,253,729 "
Other assets	" 6,319,878 "	" 6,562,566 "

     TOTAL ASSETS	" 154,848,932 "	" 152,896,853 "

LIABILITIES

Deposits	" 130,661,252 "	" 130,186,060 "
Advances from FHLB and other borrowed money	" 6,223,367 "	" 6,497,740 "
Other liabilities	" 2,325,576 "	" 1,537,127 "

     Total liabilities	" 139,210,195 "	" 138,220,927 "

Stockholders' equity	" 15,638,737 "	" 14,675,926 "

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	" 154,848,932 "	" 152,896,853 "

"(1) Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees" and discounts and the allowance for loan losses.
The allowance for loan losses was
$1,229,691 and $1,277,288 at June 30, 2001 and
December 31, 2000, respectively."

===============================

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
	"         Six months ended June 30,"		"        Three months ended June 30,"
	2001	2000	2001	2000

Interest income	" $5,625,314 "	" $5,196,430 "	" $2,792,386 "	" $2,649,916 "
Interest expense	" 3,047,301 "	" 2,836,832 "	" 1,467,596 "	" 1,465,234 "

Net interest income	" 2,578,013 "	" 2,359,598 "	" 1,324,790 "	" 1,184,682 "
Provision for loan losses	" 64,500 "	" 35,000 "	" 39,500 "	" 20,000 "
Net interest income after
provision for loan losses " 2,513,513 " " 2,324,598 " " 1,285,290 "
" 1,164,682 "

Non-interest income (2)	" 740,274 "	" 530,448 "	" 413,606 "	" 285,306 "
Non-interest expense	" 2,367,726 "	" 2,182,727 "	" 1,200,165 "	" 1,102,644 "
Income tax expense 	" 265,188 "	" 213,343 "	" 153,823 "	" 109,079 "

Net earnings 	" $620,873 "	" $458,976 "	" $344,908 "	" $238,265 "

Net earnings per share (3)
  Basic	 $0.40 	 $0.30 	 $0.22 	 $0.16
  Diluted	 0.39 	 0.30 	 0.22 	 0.15
  Cash Diluted (5)	 0.47 	 0.36 	 0.25 	 0.19

Book value per share (3)	 $10.00 	 $9.68 	 $10.00 	 $9.68

Shares outstanding at end of period	" 1,563,905 "  " 1,516,115 "	" 1,563,905 "
" 1,516,115 "

Weighted average diluted common and common
equivalent shares outstanding	" 1,576,043 " " 1,550,112 " " 1,577,604 "
" 1,548,266 "


"(2) Total non-interest income includes gains on sale of loans of $134,227 for the six months" ended June 30, 2001 compared to $39,790 for the six months ended June 30, 2000."
Total non-interest income includes gains on sale of loans of $86,216 for the three months" ended June 30, 2001 compared to $25,472 for the three months ended June 30, 2000."

"(3) Net earnings per share and book value per share at or for the periods ended June 30, 2000" have been adjusted to give effect to the 5% stock dividend paid during August 2000.




======================================

	"         Six months ended June 30,"		"        Three months ended June 30,"
OTHER DATA (unaudited): 	2001	2000	2001	2000

Return on average assets (4)	0.83%	0.64%	0.92%	0.66%
Cash return on average assets (4) (5)	0.98%	0.78%	1.07%	0.80%
Return on average equity (4)	8.28%	6.93%	8.95%	7.19%
Cash return on average equity (4) (5)	9.79%	8.44%	10.41%	8.68%
Equity to total assets	10.10%	9.08%	10.10%	9.08%

(4) Information for the three months ended is annualized.
(5) Cash earnings exclude the after-tax effect of amortization of intangibles.